Exhibit 10.18

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the              day of             , 2004, by and between EAGLE HOSPITALITY PROPERTIES TRUST, INC., a real estate investment trust formed under the laws of the state of Maryland (referred to hereinafter as the “REIT” or the “Company”), and Thomas A. Frederick (“Employee”).

WITNESSETH:

WHEREAS, the parties desire to provide for Employee’s employment by the REIT and to provide him with compensation incident thereto;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1.    Employment. The REIT agrees to employ the Employee, and the Employee agrees to be employed by the REIT, upon the following terms and conditions.

2.    Term. The initial term of Employee’s employment pursuant to this Agreement shall begin on the date first written above and shall continue for a period of three (3) years thereafter, unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 10(b), 11, if applicable, and 12, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

3.    Renewal Term. The term of Employee’s employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement sixty (60) days prior to the expiration of the then expiring term. Employee’s base salary for each renewal, term shall be negotiated and mutually agreed upon by and between the REIT and Employee.

4.    Duties. Employee shall serve as the Chief Financial Officer of the REIT. Employee shall be responsible to and report directly to the Chief Executive Officer of the REIT. Employee shall devote his best efforts and substantially all his time to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the REIT’s affairs. Employee further agrees to refrain, during the term of this Agreement, from profiting from any transaction or initiative involving any other real estate investment trust or other transaction or initiative that could be considered competitive in nature with the REIT without the express written consent of the Board of Directors.

5.    Compensation. For all services rendered by the Employee under this Agreement, compensation shall be paid to Employee as follows:

(a)    Base Salary. Employee’s base annual salary shall be Two Hundred Thousand Dollars ($200,000.00); Employee’s base salary shall be paid to him on a semi-monthly basis in accordance with the REIT’s standard and customary payroll practices.

(b)    Incentive Compensation/Bonus. To be determined by the Board of Directors in its sole and complete discretion. The objective of this Section 5(b) is and shall be to provide Employee with an opportunity to earn additional incentive compensation in the form of cash and/or performance stock based upon the REIT’s attainment of certain stated financial results under the approved business plan for the REIT and the Employee’s performance in fulfilling his duties and obligations to the REIT. Employee understands that the Company’s payment of any cash bonus and/or any such award of performance stock will be contingent upon the REIT and Employee’s attainment of the goals/criteria/benchmarks which have yet to be established by the REIT’s Board of Directors. Once the Board of Directors has specified terms and conditions for the above described incentive compensation/bonus, same shall be reduced to writing each year and signed by both the REIT and Employee and made a part of this Agreement.

(c)    IPO Restricted Stock. In addition to the annual base compensation and bonus compensation provided in sections 5(a) and 5(b) herein above, Employee shall also be eligible to receive Twenty Thousand Eight Hundred Thirty Three (20,833) shares of REIT common stock, which shall be restricted and subject to a five (5) year vesting schedule. The aforesaid five (5) year vesting schedule shall be in equal amounts of 20% per year at the end of each 12 month period, provided Employee is then employed by the REIT. In addition, the vesting schedule shall include provisions that allow for the acceleration of vesting of the IPO restricted stock not sooner than three years in the event the REIT and Employee exceed a certain 15% performance threshold to be established by the Governance and Compensation Committee and approved by the Board of Directors. Employee understands and acknowledges that any restricted stock awarded to him hereunder shall be made subject to any and all terms and conditions contained in the REIT’s 2004 Long-Term Incentive Plan.

(d)    Employee shall be responsible for any and all tax consequences incident to the restricted stock award, which is contemplated herein above, in accordance with the legal requirements and voluntary elections for recognizing the value conferred to Employee thereunder as ordinary income to him,

6.    Fringe Benefits. During the term of this Agreement, Employee shall be entitled to the following benefits:

(a)    Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by REIT on its employees and/or offered to REIT employees.

(b)    Vacation - Employee shall be entitled in each of the first five years of employment to a vacation of two (2) weeks during which time his compensation will be paid in full and after five years of employment vacation shall be three weeks; provided, however, such vacation weeks may not be taken consecutively without the written consent of the Chief Executive Officer.

(c)    Life Insurance - During the term of this Agreement, the REIT shall maintain on the life of Employee, provided he is insurable at standard rates a term life insurance policy in the amount of Four Hundred Thousand Dollars ($400,000.00). Employee shall have the right to designate the beneficiary of such policy. Employee agrees to take any and all physicals that are necessarily incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessarily incident to the procurement of key person insurance upon his life by The REIT. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $400,000.00 of coverage.

(d)    Employee shall be responsible for any and all taxes, owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

7.    Expenses. During the term of Employee’s employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable and customary business expenses incurred by Employee in fulfilling Employee’s duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the REIT.

8.    Non-Competition & Non-Solicitation. In connection with the diligent, faithful and loyal discharge of the duties of Employee’s employment under this Agreement, Employee agrees that so long as he is employed by the REIT (whether or not pursuant to the provisions of this Agreement) he will not, directly or indirectly, be employed by, or otherwise give assistance to or be affiliated with (as an employee, consultant, independent contractor of any type, director or otherwise) any person, firm, corporation, trust or entity which is directly or indirectly engaged in a competitive business with that carried on by the REIT, any of its investment properties or affiliates and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies. Employee agrees that so long as he is employed by the

REIT, he will not own, engage in, conduct, manage, operate, participate in, be employed by or be connected in any manner whatsoever with any competitive business with that carried on by the REIT, any of its investment properties, and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or become associated with, in any capacity, or employ or attempt to employ any current or future employee of the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or induce any such employee to leave any such entity’s employ.

In addition, as an inducement for and as additional consideration for the REIT entering into this Agreement, Employee agrees that for a period of one (1) year commencing on the termination of employment, he will not, with any other person, corporation or entity, directly or indirectly, by stock or other ownership, investment, employment, or otherwise, or in any relation whatsoever:

(1)    solicit, divert or take away or attempt to solicit, divert or take away any of the business or investors of the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT;

(2)    attempt to seek or cause any vendor or investor of the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT to refrain from continuing their relationship with the REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT;

(3)    engage in any other business activity which is competitive with the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies or the REIT, within a fifty (50) mile radius of the REIT’s principal place of business, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies. The parties agree that the application of this non-competition provision shall extend to any other city/state in which the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies actively conduct business and/or invest in real estate during the term of this Agreement;

(4)    knowingly employ or attempt to employ in any capacity any employee or agent of REIT, any of its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies.

(5)    perform services, either as an employee or as a consultant, for any competitive real estate investment trust or business activity of Corporex Companies and any subsidiaries or affiliates of Corporex Companies.

For purposes of this Section 8, a competitive real estate investment trust or business shall mean any person, corporation, partnership or other legal entity engaged, directly or indirectly, through subsidiaries or affiliates, in any other business activity which can reasonably be determined to be competitive with the principal business activity being engaged in by the REIT, its investment properties and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies; and any other business activity which the REIT and/or Corporex Companies and any subsidiaries or affiliates of Corporex Companies subsequently become involved in after the date of this Agreement.

Employee has carefully read and has given careful consideration to all the terms and conditions of this Agreement and agrees that they are necessary for the reasonable and proper protection of the REIT’s business, The Employee acknowledges that the REIT has entered into this Agreement because of Employee’s promise that he will abide by and be bound by each of the terms contained in this Section 8. The Employee agrees that REIT shall be entitled to injunctive relief to enforce these terms in addition to all other legal remedies. Employee acknowledges that each and every one of the terms of this provision is reasonable in all respects including their subject matter, duration, scope and the geographical area embraced herein and waives any and all right to compensation and/or benefits herein mentioned or referred to if Employee violates the provisions of this Section 8.

9.    Non-Disclosure and of Confidential Information. The Employee acknowledges that the REIT’s trade secrets and confidential and proprietary information, including without limitation:

(a)    unpublished information concerning the REIT’s:

i.	research activities and plans,
ii.	marketing or sales plans,
iii.	operational techniques,
iv.	supplier lists, and
v.	strategic plans;

(b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

(c) internal confidential manuals; and

(d) any “material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the REIT. In recognition of this tact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person’s confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the REIT and its subsidiaries or affiliates. The Employee’s obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose ~any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

10.    Termination.

(a)    The Employee’s employment with the REIT may be terminated at any time as follows:

(i)    By the Employee at his discretion, upon ninety (90) days written notice to REIT;

(ii)    By Employee’s death;

(iii)    By Employee’s physical or mental disability which renders Employee unable to perform his duties hereunder.

(iv)    By the REIT, for cause upon three (3) days written notice to Employee. For purposes of this Agreement, the term “Cause” shall mean termination upon: (i) the failure by Employee to substantially perform his direct duties and responsibilities with the REIT; (ii) the engaging by Employee in conduct which is materially injurious to the REIT, monetarily or otherwise, including but not limited to any material or repetitious misrepresentation related to the performance of his duties, including, but not limited to reporting and/or communicating misinformation to the Chief Executive Officer or the Board of Directors and/or failing to report and/or communicate material information to the Chief Executive Officer or the Board of Directors; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee’s neglect or misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the REIT;(v) insubordination; (vi) demonstrably willful and deliberate act, or failure to act committed in bad faith, without reasonable belief that such action or inaction is in the best interest of the REIT, which causes material harm to the REIT ; and (vii) any material breach by Employee of this Agreement.

(v)    By the Chief Executive Officer or Board of Directors without cause.

(b)    Compensation upon Termination:

(i)    In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. If applicable, Employee or his estate shall be entitled to receive any restricted stock awarded that is deemed vested as of the date of such termination of employment as a result of Employee’s death,

(ii)    In the event the REIT terminates Employee’s employment hereunder without Cause pursuant to paragraph 10(a)(v), Employee shall continue to receive his base annual salary compensation, then in effect, for a period of twelve (12) months commencing on the date of said termination, provided he is not employed by a competitor or otherwise in breach of this Agreement. Payment of such base compensation shall be made in the ordinary course of the REIT’s business in accordance with its usual and customary payroll practices. Employee shall also be entitled to any restricted stock awarded to him by the REIT hereunder, which is deemed vested as of the date of Employee’s termination. Any restricted stock that has not otherwise vested as of the date of Employee’s termination shall be forfeited and Employee shall have no right, interest or claim to same.

(iii)    In the event Employee terminates this Agreement prior to the end of the initial term or during any renewal term hereof, Employee shall forfeit and waive his right to any compensation provided to him hereunder which is not deemed due and undisputed, earned and/or vested as of the date of such termination, including any stock options, restricted and/or performance stock.

(iii)    In the event the REIT terminates Employee’s employment hereunder for Cause pursuant to Section 1 0(a)(iv), Employee shall be entitled to his annual base salary, any restricted or performance stock that is vested on the date upon which notice of termination for Cause is given to Employee, and other benefits provided hereunder up to and through his date of termination only. In the event Employee’s employment hereunder is terminated for Cause, Employee shall forfeit any and all such restricted stock awarded to him hereunder, which is not otherwise vested at the time of Employee’s termination for cause under section 1 0(a)(iv) and any right, interest or claim to such restricted stock by Employee shall be waived.

(iv)    If, during the Employment Period and within 12 months following a Change in Control, (to the extent employee is unaffiliated with and did not cause or cooperate to cause the event of change) the REIT (or its successor) terminates the Employee’s employment without Cause pursuant to Section 10(a) (v) or the Employee terminates his employment within 12 months following a Change in Control for Good Reason pursuant to Section 10 (d), or the employee is expected to relocate his home to a location which is more than 50 miles from the then existing corporate headquarters location, the Employee shall be entitled to receive the following:

(1)    continued payment of his Base Salary, at the rate in effect on his last day of employment, for a period of 12 months (the “Control Change Severance Payment”). The Control Change Severance Payment shall be paid in approximately equal installments on the REIT’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Employee to the REIT;

(2)    continued payment by the REIT for the Employee’s life, health and disability insurance coverage during the 12 month severance period referenced in Section 6(a) and (c) to the same extent that the REIT paid for such coverage immediately prior to the termination of the Employee’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the 12 month severance period, the REIT thereafter shall be obligated only to pay to the Employee an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

(3)    vesting as of the last day of his employment in any unvested portion of any stock option and any restricted stock previously issued to the Employee by the REIT.

(4)    (A)    In the event that any Control Change Severance Payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Employee (under this Agreement or otherwise), shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the REIT shall pay to the Employee an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Employee after the deduction of the Excise Tax (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid. The calculation of such gross up amount shall be provided by the accountant at the time of the event of change.

None of the benefits described in this Section 10(b) will be payable unless the Employee has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the REIT and its affiliates and their respective officers, directors and employees, from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment.

(C)    For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)    The ownership or acquisition (whether by a merger contemplated by Section 10(c)(ii) below, or otherwise) by any Person (other than a Qualified Affiliate (as defined below)), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of (1) the REIT’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the REIT’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(ii)    The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including then exercisable conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 10(C)(ii), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(iii)    Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the REIT;

(iv)    A Change in Control shall also be deemed to have occurred immediately before the completion of a tender offer for the REIT’s securities representing more than fifty percent (50%) of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(v)    For purposes of this Agreement, the following definitions shall apply:

(1)    “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(2)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(3)    “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT’s securities; and

(4)    “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the REIT, (ii) any employee benefit plan (or related trust) sponsored or maintained by the REIT or by any entity controlled by the REIT; or (iii) any Person consisting or controlled in whole or in part of or by the Employee or one or more individuals who are then the REIT’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the REIT as indicated in its most recent securities filing made before the date of the transaction.

(d)    Within 12 months of a Change of Control the Employee may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Employee to the REIT. For purposes of this Section 10(b) (iv) and 10(d), “Good Reason” for termination shall mean, without the Employee’s consent: (i) the assignment to the Employee of substantial duties or responsibilities inconsistent with the Employee’s position at the REIT, or any other action by the Chief Executive Officer or the Board which results in a substantial diminution of the Employee’s duties or responsibilities other than any such reduction which is remedied by the REIT within 30 days of receipt of written notice thereof from the Employee; or (ii) a substantial reduction in the Employee’s aggregate Base Salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve directed responsibilities or performance targets.

11.    Payments. to Extend Covenant Not to Compete of Employee. In the event the REIT does not renew this Agreement upon the expiration of the initial term of this Agreement or any renewal term, the REIT shall have the option to pay Employee an amount equal to his base annual salary that was in effect prior to such non-renewal of his Employment Agreement in twelve (12) consecutive equal monthly installments commencing thirty (30) days after the date of termination of employment in consideration for Employee not competing with the REIT for a period of twelve (12) months from the date of the termination of his employment for any of the reasons set forth above, as applicable.

12.    Disability. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the REIT.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by REIT and the other by Employee) competent to give opinions in the area of the disabled Employee’s physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the REIT and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by the REIT.

13.    Severability. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

14.    Governing Law. This Agreement shall be governed and construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

15.    Notices. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

If to REIT, to:	Eagle Hospitality Properties Trust, Inc.
Attention: Chief Executive Officer
100 East RiverCenter Boulevard, Suite 480
Covington, KY 41011

With a copy to:

If to Employee, to the Employee’s residential address, as set forth in the REIT’s records,

16.    Enforcement of Rights. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it Co elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

17.    Entire Agreement, This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18.    Parties in Interest. This Agreement shall inure to the benefit and shall be binding upon the

REIT, the Employee, and their respective successors, assigns and heirs. The rights of Employee under this Agreement shall not be assignable. The REIT, however, reserves the right to assign this Agreement, without Employee’s consent. Any assignee of the REIT shall be entitled to all rights and benefits of The REIT contained in this Agreement and shall also be required to perform any and all duties, responsibilities and obligations to Employee as prescribed hereunder,

19.    Representation of Employee, Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

20.    Prior Agreement. This Agreement shall supersede and cancel any previous agreement entered into by and between the Employee and the RE1T regarding the subject matter.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

Eagle Hospitality Properties Trust, Inc.

By:

Name:
Title

Thomas A. Frederick